UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Teppco Partners, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1100 Louisiana Street
13th Floor
Houston, Texas 77002

October 4, 2006

Dear TEPPCO Unitholder:

You have previously received proxy materials soliciting your vote in connection with the special meeting of our unitholders to be held on Thursday, October 26, 2006. According to our latest records, your proxy vote for this meeting has not been received. Most of the matters submitted for your vote require the approval of 66 2/3% of our outstanding units to become effective, and failure to vote will have the same effect as a vote against these important initiatives.

We need your support.

At the special meeting, we are seeking your approval, among other things, to reduce our general partner’s maximum percentage interest in our quarterly distributions from 50% to 25% in exchange for units in our partnership. This is not a proposal to decrease the cash distribution rate on your units. Our board of directors believes that approval of these proposals will result in a lower cost of capital, which will decrease the total amount of distributable cash we need to generate to pay the current distribution on the additional units. Our board of directors believes that, over the long term, the lower cost of capital should facilitate our ability to make accretive acquisitions and increase cash distributions to our limited partners, including our public unitholders.

We urge you to act today, regardless of the number of units you own. For your convenience, you can vote by mail, telephone or over the Internet. If you hold units in “street name” through a broker or other nominee, your units will not be voted without your specific voting instructions. If you have any questions or need assistance with voting your units, please call our proxy solicitor, Georgeson Inc., at (866) 767-8980.

Once again, thank you for your continued support.

Best Regards,

/s/ Jerry E. Thompson

Jerry E. Thompson

President and Chief Executive Officer